Exhibit 23

Consent of Independent Registered Public Accounting Firm

General Electric Company, as Administrator
     GE Retirement Savings Plan (formerly GE Savings and Security Program):

We consent to the incorporation by reference in the registration statements (Nos. 33-47500, 333-23767, 333-96287, 333-99671, 333-155585, 333-158071, 333-177805 and 333-194243) on Form S-8 of General Electric Company of our report dated June 20, 2014, with respect to the statements of net assets available for plan benefits of the GE Retirement Savings Plan (formerly GE Savings and Security Program) as of December 31, 2013 and 2012, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of schedule H, line 4i – Schedule of Assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the GE Retirement Savings Plan (formerly GE Savings and Security Program).

Albany, New York

/s/ KPMG LLP
KPMG LLP
June 20, 2014